Exhibit 4.1
Ordnungsnr. [•]
ELSTER GROUP SE
Essen
GLOBALURKUNDE
über
[•] auf den Namen der [•]
lautende Stammaktien mit einem Nennbetrag in Höhe von je EUR 1,00
Aktiennummern 1 – [•]
Diese Globalurkunde ist ausschließlich zur Verwahrung bei der Deutschen Bank AG, Frankfurt am Main, bestimmt.
Zu dieser Globalurkunde wurde kein Globalgewinnanteilschein ausgefertigt.
Die in der Globalurkunde verbrieften Aktien nehmen vom Beginn des Geschäftsjahres, in dem die Ausgabe erfolgt, am Gewinn teil.
Essen, im [•] 2010
ELSTER GROUP SE

Der Verwaltungsrat	Die geschäftsführenden Direktoren

Vorsitzender

Exhibit 4.1
Convenience Translation
Serial no. [●]
ELSTER GROUP SE
Essen
GLOBAL CERTIFICATE
for
[●] ordinary shares registered in the name of [●]
 with a notional value in the amount of EUR 1.00 per share
Share numbers 1 - [●]
This global certificate is exclusively intended to be held in custody by
Deutsche Bank AG, Frankfurt am Main.
No global dividend coupon has been issued for this global certificate.
The shares represented by this global certificate will participate in the profits as of the commencement of the financial year in which the certificate was issued.
Essen, [●] 2010
ELSTER GROUP SE

The Administrative Board	The Managing Directors

Chairman